SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


                                 FORM 8-K
                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                             November 16, 1995
             Date of Report (Date of earliest event reported)


                                 CBS INC.
          (Exact name of registrant as specified in its charter)


       New York                  1-2931       13-0590730
(State or other jurisdiction  (Commission   (IRS Employer
     of incorporation)        File Number)  Identification No.)


               51 West 52nd Street                   10019
               New York, NY                       (Zip code)
     (Address of principal executive offices)


Registrant's Telephone Number, including area code:  (212) 975-4321


                              Not applicable
       (Former name or former address, if charged since last report)
Item 5.  Other Events

          At a Special Meeting of the Shareholders of CBS Inc. (the "Company"), duly held on November 16, 1995, holders of approximately 79 percent of the outstanding shares of the Company's Common Stock, par value $2.50 per share, approved and adopted (i) the Agreement and Plan of Merger, dated August 1, 1995 (the "Merger Agreement"), among Westinghouse Electric Corporation ("Westinghouse"), Group W Acquisition Corp. ("Sub") and the Company and (ii) the Merger (as defined below) contemplated thereby. Of the shares voted, approximately 99 percent were voted in favor of approval and adoption of the Merger Agreement and the Merger. The Merger Agreement provides that Sub would merge with and into the Company, with the Company becoming a wholly-owned subsidiary of Westinghouse (the "Merger"). Consummation of the Merger remains subject to the satisfaction or waiver of customary closing conditions and the Federal Communications Commission's approval of the transfer of control of the Company to Westinghouse.

          A copy of the press release, dated November 16, 1995 issued by the Company relating to the Company's Special Meeting of Shareholders is attached hereto as Exhibit A and is incorporated herewith by reference.

Item 7.  Financial Statements and Exhibits.

          (c)  The following Exhibit is filed with this report.

          99. Press release of the Company relating to the Company's Special Meeting of Shareholders held on November 16, 1995.


SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         CBS INC.


                         By:   /s/Ellen Oran Kaden
                         Name:    Ellen Oran Kaden
                         Title:   Executive Vice President,
                                  General Counsel and Secretary

Date:  November 16, 1995

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